Exhibit 10.15
MIDWEST BANC HOLDINGS, INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT
     THIS AGREEMENT made as of the ___ day of                                          (the “Effective Date”), by and between Midwest Banc Holdings, Inc., a Delaware corporation (the “Company”), and the undersigned executive (the “Executive”).
INTRODUCTION
     The Company has agreed to provide supplemental retirement benefits to certain executives and to enter into individual agreements with the executives to set forth the terms thereof. Such agreements are intended to encourage the executive to remain an employee of the Company or one or more of its Subsidiaries. Except for the death benefit payable to the Executive in the event such Executive dies while in the active service of the Company, the Company and the Subsidiaries will pay the benefits from their general assets. These agreements are intended to constitute an unfunded plan maintained primarily to provide deferred compensation to a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(3) and 401(a)(1) of ERISA and regulations issued thereunder.
     In furtherance of the foregoing, the Company and Executive agree as follows:
AGREEMENT
ARTICLE 1
DEFINITIONS
     Whenever used in this Agreement, the following words and phrases shall have the meanings specified:
     1.1 “Accrual Rate” means an interest rate equal to four (4) percent per annum.
     1.2 “Agreement” means this Midwest Banc Holdings, Inc. Supplemental Executive Retirement Agreement entered into between the Company and the Executive.
     1.3 “Benefit Percentage” means ___ percent.
     1.4 “Change in Control” means a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company as provided in Section 409A(a)(2)(A)(v) of the Code and the final Treasury regulations thereunder. In accordance with the final Treasury regulations, “Change in Control” means any one of the events described below:
          (a) Change in Ownership. A change in the ownership of the Company occurs on the date that any person or persons acting as a group acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than fifty (50) percent of the total fair market value or total voting power of the stock of such Company. If a person or group is considered to own more than fifty (50)

percent of the total fair market value or total combined voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the Company (or to cause a change in the “effective control of the Company” within the meaning of paragraph (c)).
          (b) Change in Effective Control. A change in the effective control of the Company occurs on the date that a majority of the Company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors prior to the date of the appointment or election.
          (c) Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets occurs on the date that any person or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty (50) percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.
     1.5 “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor legislation thereto.
     1.6 “Company” means Midwest Banc Holdings, Inc., a Delaware corporation, as well as any successor to such entity as provided in Section 12.3 hereof.
     1.7 “Compensation Committee” means the Compensation Committee of the Company’s board of directors.
     1.8 “Disability” means the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. Determination of Disability may be made by either the Social Security Administration or by the claims administrator of a disability insurance program covering employees of the Company provided that the definition of “disability” applied under such insurance program complies with the requirements of the preceding sentence. Upon the request of the Company, the Executive must submit proof to the Company of the Social Security Administration’s or the claims administrator’s determination.
     1.9 “Early Retirement Age” means the Executive’s 60th birthday.
     1.10 “Employer” means the entity from among the Company and the Subsidiaries that is, or was, the primary employer of the Executive.
     1.11 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     1.12 “Executive” means the individual named on this Agreement and on whose behalf the Agreement is entered.

     1.13 “Final Salary” means the highest annual base salary rate paid by the Company and any Subsidiary to the Executive during the three (3) years ending on the date of Separation from Service, or if earlier, the date the Executive attains Normal Retirement Age.
     1.14 “Good Reason” means Separation from Service that satisfies the following conditions:
(a)	A Separation from Service must occur during the two year period following the initial existence of one of the following conditions arising without the consent of the Executive.
(1)	A material diminution in the Executive’s base salary and/or annual bonus/incentive opportunity.

(2)	A material diminution in the Executive’s authority, duties, or responsibilities.

(3)	A material change in the geographic location at which the Executive must perform the services.

(4)	Any other action or inaction that constitutes a material breach by the Company of the agreement under which the Executive provides services.
(b)	The Executive must notify the Company of the existence of the condition described in paragraph (a) within ninety (90) days of the initial existence of the condition, upon the notice of which the Company has a period of sixty (60) days during which to remedy the condition.
     1.15 “Involuntary Termination of Employment” means Separation from Service (a) by the Executive for Good Reason or (b) by the Company for reasons other than Termination for Cause.
     1.16 “Normal Retirement Age” means the Executive’s 65th birthday.
     1.17 “Normal Retirement Date” means the later of the Normal Retirement Age or Separation from Service.
     1.18 “Plan Year” means a twelve-month period commencing on January 1 and ending on December 31 of each year. The initial Plan Year shall be a short Plan Year which shall commence on the Effective Date.
     1.19 “Separation from Service” means termination of the Executive’s employment with the Company for reasons other than death. Whether a Separation from Service has occurred is determined based on whether the facts and circumstances indicate that the Company and Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than forty-

nine (49%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding twelve (12) month period (or the full period of services to the Company if the Executive has been providing services to the Company less than twelve (12) months). For periods during which an Executive is on a paid bona fide leave of absence (as defined in Treasury Regulation Section 1.409A-1(h)(1)(i)) and has not otherwise terminated employment, the Executive is treated as providing bona fide services at a level equal to the level of services that the Executive would have been required to perform to receive the compensation paid with respect to such leave of absence. Periods during which an Executive is on an unpaid bona fide leave of absence (as defined in Treasury Regulation Section 1.409A-1(h)(1)(i)) and has not otherwise terminated employment are disregarded for purposes of this definition (including for purposes of determining the applicable twelve (12) month period).
     1.20 “Specified Employee” means an employee who, as of the date of the employee’s Separation from Service, is a key employee of the Company. Notwithstanding the foregoing, an employee is a Specified Employee only if the stock of the Company or any entity with whom the Company would be considered a single employer under Section 414(b) or Section 414(c) of the Code is publicly traded on an established securities market or otherwise. For purposes of this Agreement, an employee is a key employee if the employee meets the requirements of Section 416(i)(1)(A)(i), (ii), or (iii) of the Code (applied in accordance with the regulations thereunder and disregarding Section 416(i)(5)) at any time during the twelve (12) month period ending on December 31 (the “identification period”). For purposes of identifying a Specified Employee, the definition of compensation under Treasury Regulation Section 1.415(c)-2(a) is used, applied as if the Company were not using any safe harbor provided in Treasury Regulation Section 1.415(c)-2(d), were not using any of the special timing rules provided in Treasury Regulation Section 1.415(c)-2(e), and were not using any of the special rules provided in Treasury Regulation Section 1.415(c)-2(g). If the employee is a key employee during an identification period, the employee is treated as a key employee for purposes of this Agreement during the twelve (12) month period that begins on the first day of April following the close of the identification period.
     1.21 “Subsidiary” means any direct or indirect subsidiary of the Company. An entity employing an Executive will not be treated as a Subsidiary for any period of time it is not a direct or indirect subsidiary of the Company
     1.22 “Termination for Cause” means Separation from Service for any one or more of the following reasons, as determined by the Committee, in the exercise of good faith and reasonable judgment:
     (a) In the case where there is no employment, change in control or similar agreement in effect between the Executive and the Employer at the time of Separation from Service, or where there is such an agreement but the agreement does not define “termination for cause” (or similar words) or a “cause” termination would not be permitted under such agreement at that time because other conditions were not satisfied, the termination of an employment or consulting arrangement due to the willful and continued failure or refusal by the Executive to substantially perform assigned duties (other than any such failure resulting from the Executive Disability), the Executive’s dishonesty or theft, the Executive’s violation of any obligations or duties under any employee agreement, or the Executive’s gross negligence or willful misconduct; or
     (b) In the case where there is an employment, change in control or similar agreement in effect between the Executive and the Employer at the time of Separation from Service that defines “termination for cause” (or similar words) and the occurrence of an event for which resignation for “termination for cause” would be permitted under such agreement at that time.
          No act or failure to act on an Executive’s part shall be considered willful unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.
     1.23 “Year of Service” means a twelve-month period commencing on the Executive’s most recent date of hire by the Company or a Subsidiary and on each anniversary thereof.
ARTICLE 2
LIFETIME BENEFITS
     2.1 Normal Retirement Benefit. Subject to Article 6, upon Separation from Service on or after the Executive’s Normal Retirement Age, the Employer shall pay to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Agreement.
          2.1.1 Amount of Benefit. The annual benefit under this Section 2.1 is an amount equal to the Executive’s Final Salary multiplied by the Benefit Percentage.
          2.1.2 Payment of Benefit. The Employer shall pay the annual benefit to the Executive in twelve (12) equal monthly installments payable on the first day of each month commencing with the month following the Executive’s Separation from Service. Notwithstanding the foregoing, the first payment may be made within 45 days following the Executive’s Separation from Service. The annual benefit shall be paid to the Executive for fifteen (15) years.
     2.2 Early Retirement Benefit. Subject to Article 6, upon Separation from Service (a) on or after the Early Retirement Age but before the Normal Retirement Age for reasons other than Disability and (b) after completing five continuous years of employment with the Employer or any Subsidiary after the Effective Date, the Employer shall pay to the Executive the benefit described in this Section 2.2 in lieu of any other benefit under this Agreement.
          2.2.1 Amount of Benefit. The annual benefit under this Section 2.2 is an amount equal to a percentage of the annual benefit that would be payable as described in Section 2.1.1 above, computed as follows:

Age at Termination	Percentage of
of Employment	Section 2.1.1 Benefit
60 years	50%
61 years	60%
62 years	70%
63 years	80%
64 years	90%
65 years	100%
          2.2.2 Payment of Benefit. The Employer shall pay the annual benefit to the Executive in twelve (12) equal monthly installments payable on the first day of each month commencing with the month following the Executive’s Separation from Service. Notwithstanding the foregoing, the first payment may be made within 45 days following the Executive’s Separation from Service. The annual benefit shall be paid to the Executive for fifteen (15) years.
     2.3 Early Termination Benefit. Subject to Article 6, upon Separation from Service before the Early Retirement Age, for reasons other than Disability, the Employer shall pay to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Agreement.
          2.3.1 Amount of Benefit. If the Executive has completed ten (10) or more Years of Service and five (5) continuous years of employment with the Employer or any Subsidiary after the Effective Date, the benefit under this Section 2.3 shall be the Accrued Benefit Balance set forth in Schedule A. Upon a Separation from Service, interest shall accrue on the unpaid balance at four (4) percent per annum, compounded annually, until fully paid. If the Executive has completed less than ten (10) Years of Service or less than five (5) continuous years of employment with the Employer or any Subsidiary after the Effective Date, the Employer shall pay no benefit under this Section 2.3.
          2.3.2 Payment of Benefit. The Employer shall pay the annual benefit to the Executive in twelve (12) equal monthly installments payable on the first day of each month commencing with the month following the Executive’s Normal Retirement Date. The annual benefit shall be paid to the Executive for fifteen (15) years.
     2.4 Disability Benefit. Subject to Article 6, if the Executive has a Separation from Service due to Disability prior to Normal Retirement Age, the Employer shall pay to the Executive the benefit described in this Section 2.4 in lieu of any other benefit under this Agreement.
          2.4.1 Amount of Benefit. The benefit under this Section 2.4 is an amount equal to the Executive’s Normal Retirement Benefit, calculated under Section 2.1 above, as if the Executive remained employed, with no increase in annual base salary through his Normal Retirement Age.
          2.4.2 Payment of Benefit. The Employer shall pay the annual benefit amount to the Executive in twelve (12) equal monthly installments payable on the first day of each month commencing with the month following the Executive’s Normal Retirement Date. The annual benefit shall be paid to the Executive for fifteen (15) years.
     2.5 Change of Control Benefit. Subject to Article 6, in the event of the Executive’s Involuntary Termination of Employment for reasons other than Disability within two (2) years following a Change of Control, but prior to Normal Retirement Age, the Employer shall pay to the Executive the benefit described in this Section 2.5 in lieu of any other benefit under this Agreement.
          2.5.1 Amount of Benefit. The benefit under this Section 2.5 is ___ percent of the benefit projected to be earned had the Executive remained employed through Normal Retirement Age with an annual positive four (4) percent salary adjustment effective on each anniversary of the Involuntary Termination of Employment until the Executive reached his Normal Retirement Age. In the event the Executive has attained the Early Retirement Age and is entitled to the early retirement benefit under Section 2.2, the benefit payable hereunder shall be the greater of the foregoing or that amount provided in Section 2.2.1. For purposes of the foregoing sentence, a discount rate equal to the Accrual Rate is to be used to compare the benefit under this Section 2.5.1 with the benefit under Section 2.2.1.
          2.5.2 Payment of Benefit. The Employer shall pay the benefit amount to the Executive in a lump sum payment within 74 days of the date of the Executive’s Involuntary Termination of Employment. The benefit shall be equal to the lump sum present value of the payments described in Sections 2.1.2, 2.2.2, 2.3.2 or 2.4.2 above, whichever is applicable, where such present value is to be determined using a discount rate equal to the applicable federal rate in effect on the date of the Change in Control for purposes of determining present value of payments subject to the non-deductibility and excise tax provisions of Section 280G and Section 4999 of the Code, respectively, and regulations thereunder.
          2.5.3 Monthly Installment Payments. Notwithstanding Section 2.5.2, an Executive may elect that, in the event of a Change in Control, the Employer shall pay the benefit to the Executive in twelve (12) equal monthly installments payable on the first day of each month commencing with the month following the Executive’s Normal Retirement Date. The annual benefit shall be paid to the Executive for fifteen (15) years. The election to receive installment payments must be made by the Executive no later than the date this Agreement is signed. Notwithstanding the foregoing, the Executive may change his or her election provided the requirements of Section 2.8 are satisfied.
     2.6 Restriction on Timing of Distribution. Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a Specified Employee, the provisions of this Section 2.6 shall govern all distributions hereunder. If benefit distributions which would otherwise be made to the Executive due to Separation from Service are limited because the Executive is a Specified Employee, then such distributions shall not be made during the first six (6) months following Separation from Service. Rather, any distribution which would otherwise be paid to the Executive during such period shall be accumulated (without the adjustment for the time value of money) and paid to the Executive in a lump sum on the first day of the seventh month following Separation from Service. All subsequent distributions shall be paid in the manner specified.

     2.7 Limited Cashouts. Notwithstanding anything in this Article 2 to the contrary, the Company may make a lump sum distribution of amounts deferred hereunder provided:
(a)	the payment results in the termination of the Executive’s interest under the Agreement and all other agreements, methods, programs, or other arrangements that are required to be aggregated pursuant to Treasury Regulation Section 1.409A-1(c)(2); and

(b)	the payment is not greater than the applicable dollar amount under Section 402(g)(1)(B) of the Code.
     2.8 Change in Form or Timing of Distributions. For distribution of benefits under this Article 2, the Executive and the Company may, subject to the terms of Section 9.1, amend the Agreement to delay the timing or change the form of distributions. Any such amendment:

(a)	may not accelerate the time or schedule of any distribution, except as provided in section 409A of the Code and the regulations thereunder;

(b)	must, for benefits distributable under Sections 2.1, 2.2, 2.3, 2.4 and 2.5, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and

(c)	must take effect not less than twelve (12) months after the amendment is made.
ARTICLE 3
DEATH BENEFITS
     3.1 Death During Active Service. No death benefits will be paid by the Company under this Agreement in the event the Executive dies while in the active service of the Company. Death benefits will be provided by way of a compensatory split-dollar life insurance arrangement pursuant to Article 7.
     3.2 Death During Payment of a Benefit. If the Executive dies after any payments have commenced under Article 2 of this Agreement but before receiving all such payments, the Employer shall pay the remaining benefits to the Executive’s beneficiary at the same time and in the same amounts they would have been paid to the Executive had the Executive survived.
     3.3 Death After Separation from Service But Before Payment of a Benefit Commences. If the Executive is entitled to a benefit under Article 2 of this Agreement, but dies after Separation from Service and prior to the commencement of said benefit payments, the Employer shall pay the same benefit payments to the Executive’s beneficiary that the Executive was entitled to prior to death except that the benefit payments shall commence on the first day of the month following the date of the Executive’s death.

ARTICLE 4
LIABILITY FOR BENEFITS
     4.1 Primary Obligor. The Employer shall be the primary obligor with respect to the obligation to pay benefits owing to a Executive under this Agreement.
     4.2 Company Guaranty. The Company hereby guarantees the obligations of each Employer to pay benefits owing to an Executive under this Agreement.
ARTICLE 5
BENEFICIARIES
     5.1 Beneficiary Designations. The Executive shall designate a beneficiary by filing a written designation with the Employer. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Executive and received, accepted and acknowledged in writing by the Employer during the Executive’s lifetime. The Executive’s beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, any benefits shall be paid to the personal representative of the Executive’s estate.
     5.2 Facility of Payment. If the Employer determines in its discretion that a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Employer may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incapacitated person or incapable person. The Employer may require proof of incapacity, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Employer from all liability under the Agreement with respect to such benefit.
ARTICLE 6
FORFEITURE AND OTHER CONDITIONS ON OBLIGATION TO PAY
     6.1 Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, neither the Company nor any Subsidiary shall pay any benefit under this Agreement if the Executive’s Separation from Service is the result of a Termination for Cause.
     6.2 Suicide or Misstatement. The Company shall not pay any benefit under the Agreement if the Executive commits suicide within two years after the Effective Date of this Agreement, or if an insurance company which issued a life insurance policy covering the Executive and owned by the Company or its Subsidiary denies coverage (i) for material misstatements of fact made by the Executive on an application for such life insurance, or (ii) for any other reason.
     6.3 Restrictive Covenants.

          6.3.1 The Company has agreed to provide benefits under this Agreement in return for the Executive’s acceptance of restrictive covenants set forth in this Section 6.3. The Executive hereby acknowledges that the benefits provided hereunder constitute adequate consideration for Executive’s obligations under this Section 6.3.
          6.3.2 Neither the Company nor any Subsidiary shall pay any benefit under this Agreement, and the Executive shall be obligated to repay any lump sum payment received under this Agreement if, without the prior written consent of the Company and the affected Subsidiary or Subsidiaries, Executive:
          (a) at any time prior to the                      anniversary of the Separation from Service of the Executive, either as an individual, on his or her own account, or as an agent, employee, director, shareholder or otherwise, directly or indirectly, solicit, induce or encourage, or attempt to solicit, induce or encourage any customer of the Company or any of its affiliates not to do business with the Company or any of its affiliates. For purposes of this paragraph, such customers and such affiliates shall be limited to those persons or entities which are customers or affiliates as of the date immediately preceding the date of the Executive’s Separation from Service; or
          (b) at any time prior to the                      anniversary of the Separation from Service of the Executive, directly or indirectly solicits, induces or encourages any person who, as of the date immediately preceding the date of the Separation from Service, is an employee of the Company or any of its affiliates to terminate his or her relationship with the Company or any of its affiliates.
          6.3.3 Executive represents and warrants that:
          (a) Executive has read and understands this Agreement;
          (b) Executive has had an opportunity to consult with legal counsel in connection herewith;
          (c) the restraints and agreements herein provided are fair and reasonable;
          (d) enforcement of the provisions of Section 6.3 will not cause him or her undue hardship; and
          (e) that the above restrictions are reasonable in scope and duration and are the least restrictive means to protect the Company’s and its Subsidiaries’ legitimate and proprietary business interests and property from irreparable harm.
          6.3.4 The Company and the Executive hereby recognize that the restrictive nonsolicitation provisions of Section 6.3.2 have value and that value shall be recognized in the Section 280G calculations by an allocation of the termination benefits between the nonsolicitaion provision and the other termination benefits based on the value of the fair market value of the nonsolicitation provisions. The Company shall make the determination of the fair value to be assigned.

ARTICLE 7
DEATH BENEFITS PROVIDED BY LIFE INSURANCE
     7.1 General. The Company will provide the Executive with current life insurance protection by way of a compensatory split-dollar life insurance arrangement in the event the Executive dies while in the active service of the Company. The Company is and will be the owner of the life insurance policy or policies contemplated by this Agreement (individually the “Policy,” and collectively, the “Policies”) and, as such, possess all of the incidents of ownership in and to each Policy, subject to the limitations contained herein. The Company will endorse to the Executive the right to designate the beneficiary of a portion of the death benefits payable under the Policies as provided and limited herein.
     7.2 Purchase of the Policies. The parties undertake all necessary actions to cause each Policy to be issued to the Company and to cause each Policy to conform to the terms of this Agreement. Each Policy will be subject to the terms and conditions of this Agreement and of the endorsement filed with the insurance company issuing each Policy (the “Insurer”).
     7.3 Ownership of the Policies.
          7.3.1 Company Will Own Each Policy. The Company will own each Policy at all times and may exercise all ownership rights and incidents of ownership granted to the particular Policy’s owner by the Insurer, except the Executive’s right to direct the distribution of the Policies’ death benefits up to the Current Life Insurance Protection Amount defined in Section 7.5.1.
          7.3.2 Company’s Right to Borrow, Withdraw, Pledge or Assign. The Company alone may, to the extent of its interest, exercise the right to borrow or withdraw on each Policy’s cash surrender values. The Company may pledge or assign the policy, subject to the terms and conditions of this Agreement, in order to secure a loan or loans from the Insurer or from a third party. Interest charges on such loans shall be the responsibility of and shall be paid by the Company.
          7.3.3 Company’s Right to Exchange, Surrender or Cancel Policy. The Company shall have the sole right to exchange, surrender or cancel any Policy or Policies and to receive from the Insurer the amount due the owner under each Policy.
          7.3.4 Company Retains Rights Granted Under Each Policy. The Company shall retain all rights which each Policy grants to the owner thereof.
          7.3.5 No Action By Executive. The Executive shall take no action with respect to any Policy that would in any way compromise or jeopardize the Company’s rights without the Company’s express written consent.
     7.4 Exchange of Policies. The Company may, with the consent of the Executive, exchange any Policies that are the subject matter of this Agreement, with or without replacing said Policies. The Executive agrees not to unreasonably withhold his or her consent.

     7.5 Economic Benefit Limited to Current Life Insurance Protection Amount.
          7.5.1 Economic Benefit Provided to Executive. For each calendar year for which this Agreement is in force, the economic benefit provided to the Executive under this Agreement is limited to current life insurance protection as set forth in Schedule B (the “Current Life Insurance Protection Amount”).
          7.5.2 Executive Has No Right to Cash Surrender Value. The Executive does not have any current or future right to access any cash surrender value of any Policy.
          7.5.3 Executive Has No Economic Benefits. The Executive does not have any economic benefits in any Policy other than as provided in Section 7.5.1.
     7.6 Beneficiary Designation Rights. The Company shall endorse to the Executive the right and power to designate a beneficiary or beneficiaries to receive an aggregate sum payable upon the death of the Executive equal to the Current Life Insurance Protection Amount. This endorsement shall be effected using a form provided by the Insurer or Insurer. A Policy’s endorsement shall not be terminated, altered, or amended without the express written consent of the Executive. To change a beneficiary, the Executive must execute a new endorsement and comply with the requirements of the particular Policy. Failure to comply with the terms of the individual Policy will result in the change not becoming effective. The parties shall take all actions necessary to cause such an endorsement to conform to the provisions of this Agreement.
     7.7 Premium Payments. Subject to the Company’s absolute right to surrender or terminate any Policy at any time and for any reason, the Company shall pay the entire premiums owed under the Policies to the Insurers. Upon request, the Company shall promptly furnish to the Executive evidence of timely payment of such premiums.
     7.8 Income Taxation of Current Life Insurance Protection Amount. Consistent with the federal income tax regulations governing the taxation of compensatory split-dollar life insurance arrangements, the parties agree that the value of the economic benefits provided to the Executive hereunder for a taxable year is equal to the cost of the Current Life Insurance Protection Amount in effect for that year. Such cost equals the Current Life Insurance Protection Amount multiplied by the life insurance premium factor designated or permitted in guidance published by the Internal Revenue Service. The Company shall annually furnish to the Executive a statement of the amount of income reportable by the Executive for federal and state income tax purposes consistent therewith. The Executive agrees to report the amount reflected in the statement on his or her personal income tax return.
     7.9 Death of the Executive.
          7.9.1 Determination of the Death Benefit Payable to the Executive and the Company. Upon the death of the Executive while in the active service of the Company, the Company and the Executive’s beneficiaries designated under the Policies (or if no beneficiary is designated, the estate of the Executive) shall promptly take all action necessary to obtain the death benefits provided under each Policy. The Company shall have the unqualified right to receive that portion of such death benefits that exceeds the Current Life Insurance Protection Amount for the calendar year in which the Executive’s death occurs. The balance of the Policy death benefits (i.e., the Current Life Insurance Protection Amount) shall be paid to the Executive’s beneficiaries designated under the Policies (or if no beneficiary is designated, the estate of the Executive) in the manner and in the amount provided in the Policy’s provisions. In no event shall the aggregate amounts payable under the Policies (and this Agreement) to the Executive’s beneficiaries (or estate) exceed the Current Life Insurance Protection Amount for the calendar year in which the Executive’s death occurs.
          7.9.2 Payment to Executive’s Beneficiaries. To the extent an amount is paid to the Executive’s beneficiaries (or the estate of the Executive) hereunder, then such amount will satisfy, replace, and render void all obligations of the Company to pay such amount under Article 3 of this Agreement.
          7.9.3 No Rights to Death Benefits if Executive Dies While Not in the Active Service of the Company. If the Executive dies while not in the active service of the Company, neither the Executive’s estate nor any of the Executive’s beneficiaries shall have any rights to any portion of any death benefits payable under any Policy.
     7.10 No Rights to Assign Interest in Policy. The Executive may not, without the written consent of the Company, assign to any individual, trust or other organization, any right, title or interest in any Policy, nor any rights, options, privileges or duties created under this Agreement.
     7.11 Insurer Not a Party to This Agreement. No Insurer shall be deemed a party to this Agreement, but is expected to respect the rights of the parties as herein developed upon receiving an executed copy of this Agreement. The Insurer shall be fully discharged from its obligations under the applicable Policy by payment of the Policy’s death benefit to the beneficiaries named in the Policy, subject to the Policy’s terms and conditions and endorsements. No provision in this Agreement shall in any way be construed as enlarging, changing, varying, or in any other way affecting the Insurer’s obligations as expressly provided in the Policy, except insofar as the provisions of this Agreement are made a part of the Policy by the endorsement document executed by the Company and filed with the Insurer in connection with this Agreement.
ARTICLE 8
CLAIMS AND REVIEW PROCEDURES
     8.1 Claims Procedure. An Executive or Beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be distributed shall make a claim for such benefits as follows:
          8.1.1 Initiation – Written Claim. The claimant initiates a claim by submitting to the Company a written claim for the benefits. If such a claim relates to the contents of a notice received by the claimant, the claim must be made within sixty (60) days after such notice was received by the claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the claimant.

          8.1.2 Timing of Company Response. The Company shall respond to such claimant within ninety (90) days after receiving the claim. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional ninety (90) days by notifying the claimant in writing, prior to the end of the initial ninety (90) day period, which an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.
          8.1.3 Notice of Decision. If the Company denies part or all of the claim, the Company shall notify the claimant in writing of such denial. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:
(a)	The specific reasons for the denial;

(b)	A reference to the specific provisions of the Agreement on which the denial is based;

(c)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;

(d)	An explanation of the Agreement’s review procedures and the time limits applicable to such procedures; and

(e)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.
     8.2 Review Procedure. If the Company denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Company of the denial as follows:
          8.2.1 Initiation – Written Request. To initiate the review, the claimant, within sixty (60) days after receiving the Company’s notice of denial, must file with the Company a written request for review.
          8.2.2 Additional Submissions – Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Company shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.
          8.2.3 Considerations on Review. In considering the review, the Company shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
          8.2.4 Timing of Company Response. The Company shall respond in writing to such claimant within sixty (60) days after receiving the request for review. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional sixty (60) days by notifying the claimant in writing, prior to the end of the initial sixty (60) day period, which an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.
          8.2.5 Notice of Decision. The Company shall notify the claimant in writing of its decision on review. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:
(a)	The specific reasons for the denial;

(b)	A reference to the specific provisions of the Agreement on which the denial is based;

(c)	A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and

(d)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).
ARTICLE 9
AMENDMENT AND TERMINATION
     9.1 Amendment. This Agreement may be amended or terminated only by a written agreement signed by the Company and the Executive.
     Notwithstanding the previous paragraph in this Article 9, the Company may amend or terminate this Agreement at any time if, pursuant to legislative, judicial or regulatory action, continuation of the Agreement would (i) cause benefits to be taxable to the Executive prior to actual receipt, or (ii) result in significant financial penalties or other significantly detrimental ramifications to the Company (other than the financial impact of paying the benefits).
     9.2 Effect of a Change in Control.
          9.2.1 Notwithstanding any other provision of this Agreement, following a Change in Control, the provisions or the interpretation or administration of this Agreement may not be amended or terminated in any manner which would adversely affect in any way the computation or amount of or entitlement to benefits under the Agreement as in effect immediately prior to the Change in Control, including, but not by way of limitation, any adverse change in or to:
          (i) the formula pursuant to which benefits are earned or the date on which benefits become vested;

          (ii) Final Salary recognized under the Agreement for purposes of determining benefits; or
          (iii) the time or manner of payment of benefits available to any Executive or beneficiary, including the commencement of the benefit payments or any present value or other factors, including any methods of accounting, used in determining the amount thereof.
          9.2.2 The Employer shall deposit assets equal in value to the aggregate of all accrued benefits then payable or reasonably expected to be payable in the future under the Agreement as of the date of such Change in Control with a bank or corporate trustee pursuant to one or more grantor trusts in a form satisfactory to the Company and Executive provided the assets set aside in a trust are not treated for purposes of Section 409A of the Code as property transferred in connection with the performance of services under Section 83 of the Code (e.g., the assets are transferred to a foreign trust or the assets are transferred as a result of a change in the financial health of the Company).
     9.3 Plan Termination Generally. This Agreement may be terminated only by written agreement signed by the Company and the Executive. Except as provided in Section 9.4, the termination of this Agreement shall not cause a distribution of benefits under this Agreement. Rather, upon such termination benefit distributions will be made at the earliest distribution event permitted under Article 2 or Article 3.
     9.4 Plan Terminations Under Section 409A. Notwithstanding anything to the contrary in Section 9.3, if this Agreement terminates in the following circumstances:
(a)	Within thirty (30) days before or twelve (12) months after a Change in Control, provided that all distributions are made no later than twelve (12) months following such termination of the Agreement and further provided that all of the Company’s arrangements which are substantially similar to the Agreement are terminated so that the Executive and all participants in similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of such terminations;

(b)	The Company’s termination of the Agreement within twelve (12) months of a corporate dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Agreement are included in the Executive’s gross income in the latest of the following years: (i) the calendar year in which the Agreement terminates; (ii) the first calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(c)	Upon the Company’s termination of this and all other arrangements that would be aggregated with this Agreement pursuant to Treasury Regulations Section 1.409A-1(c) if the Executive participated in such arrangements (“Similar Arrangements”), provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Company, (ii) all termination distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and (iii) the Company does not adopt any new arrangement that would be a Similar Arrangement for a minimum of three (3) years following the date the Company takes all necessary action to irrevocably terminate and liquidate the Agreement;
the Company may distribute the benefits to the Executive in a lump sum subject to the above terms.
ARTICLE 10
ADJUSTMENT DUE TO EXCISE TAX
     10.1 If it is determined (in the reasonable opinion of independent public accountants then regularly retained by the Company), that any amount payable to Executive by the Company under this Agreement or any other plan, program or agreement under which Executive participates or is a party would constitute an “Excess Parachute Payment” within the meaning of Section 280G of the Code (or any similar provision), subject to the excise tax imposed by Section  4999 of the Code, as amended from time to time (the “Excise Tax”), then the amount of benefits payable to the Executive under any provision of this Agreement shall be reduced to the extent necessary so that no portion of the amounts payable to the Executive is subject to the Excise Tax. Executive shall be responsible for any and all Excise Taxes (or similar taxes imposed upon such payments).
     10.2 The determination of the amount of reduction, if any, in the amounts payable to the Executive shall be made in good faith by the Company’s independent public accountants, and a written statement setting forth the calculation thereof shall be provided to the Executive.
ARTICLE 11
ADMINISTRATION
     11.1 Plan Administrator Duties. The Company shall administer this Agreement according to its express terms and shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions, including interpretations of this Agreement, as may arise in connection with the Agreement to the extent the exercise of such discretion and authority does not conflict with Section 409A of the Code.
     11.2 Agents. In the administration of this Agreement, the Company may employ agents and delegate to them such administrative duties as it sees fit, including acting through a duly appointed representative, and may from time to time consult with counsel who may be counsel to the Company.

     11.3 Binding Effect of Decisions. Any decision or action of the Company with respect to any question arising out of or in connection with the administration, interpretation and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement.
     11.4 Indemnity of Plan Administrator. The Company shall indemnify and hold harmless the employees of the Company against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by an employee.
ARTICLE 12
MISCELLANEOUS
     12.1 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give any Executive the right to remain an employee of the Company or any Subsidiary, nor does it interfere with the Employer’s right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.
     12.2 Non-Transferability. Benefits under this Agreement may not be sold, transferred, assigned, pledged, attached or encumbered in any manner.
     12.3 Reorganization. The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person unless such succeeding or continuing company, firm, or person agrees to assume and discharge the obligations of the Company under this Agreement. Upon the occurrence of such event, the term “Company” as used in this Agreement shall be deemed to refer to the successor or survivor company.
     12.4 Tax Withholding and Reporting. The Employer shall withhold any taxes that are required to be withheld, including taxes owed under Section 409A of the Code, from the benefits provided under this Agreement. The Executive acknowledges that the Employer’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authorities. The Employer shall satisfy all applicable reporting requirements, including those under Section 409A of the Code.
     12.5 Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of Illinois, except to the extent preempted by Federal laws.
     12.6 Unfunded Arrangement. The Executives and beneficiaries are general unsecured creditors of the Company and their respective Employers for the payment of benefits under this Agreement. The benefits represent the mere promise by the Company and the respective Employers to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive’s life is a general asset of the Company or the Employer to which the Executive and beneficiary have no preferred or secured claim.

     12.7 Named Fiduciary. The Company shall be the named fiduciary and plan administrator under this Agreement. It may delegate to others certain aspects of the management and operational responsibilities including the employment of advisors and the delegation of ministerial duties to qualified individuals.
     12.8 Gender and Number. In the Agreement, wherever the context permits, words in the masculine gender include the feminine and neuter genders, words in the singular include the plural and words in the plural include the singular.
     12.9 Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.
     12.10 Binding Effect. This Agreement shall bind the Executive and the Company, and their beneficiaries, survivors, executors, successors, administrators and transferees. The Company shall require any successor to the Company and any successor to any Employer by merger, consolidation or combination to expressly assume in writing the obligations of the Company and/or such Employer hereunder.
     12.11 Alternative Action. In the event it shall become impossible for the Company or the Employer to perform any act required by this Agreement due to regulatory or other constraints, the Company or the Employer may perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Company, provided that such alternative acts do not violate Section 409A of the Code.
     12.12 Headings. Article and Section headings are for convenient reference only and shall not control or affect the meaning or construction of any provision herein.
     12.13 Validity. If any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.
     12.14 Deduction Limitation on Benefit Payments. If the Company reasonably anticipates that the Company’s deduction with respect to any distribution under this Agreement would be limited or eliminated by application of Section 162(m) of the Code, then to the extent deemed necessary by the Company to ensure that the entire amount of any distribution from this Agreement is deductible, the Company may delay payment of any amount that would otherwise be distributed under this Agreement. The delayed amounts shall be distributed to the Executive (or the beneficiary in the event of the Executive’s death) at the earliest date the Company reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of Section 162(m) of the Code.
     12.15 Compliance with Section 409A. This Agreement shall be interpreted and administered consistent with Section 409A of the Code.
*     *     *

     IN WITNESS WHEREOF, the Executive and a duly authorized Company Officer have signed this Agreement on this ___ day of                                         , 2008. The Executive agrees that this Agreement replaces (supersedes) all other previous Supplemental Executive Retirement Agreements prior to the Effective Date of this Agreement.

Executive:	Company:
MIDWEST BANC HOLDINGS, INC., for
itself and its Subsidiaries

By:

As its:

*      *      *
ELECTION OF INSTALLMENT PAYMENT ON CHANGE IN CONTROL
     Pursuant to Section 2.5.3 of this Agreement, I hereby elect to have my benefit paid to me in the form of twelve (12) equal monthly installments payable on the first day of each month commencing with the month following my Normal Retirement Date. My benefit will be paid to me for a period of fifteen (15) years. I understand that if I do not make the election by signing below, my benefit will be paid to me in the form of a lump sum pursuant to Section 2.5.2 no later than 74 days after the date of my Involuntary Termination of Employment.

Signature: